                                                                     EXHIBIT 2.1




                                  19 MARCH 2002




                                    AGREEMENT

                     FOR THE SALE AND PURCHASE OF SHARES IN

                          DRAEFERN HOLDINGS LIMITED AND
                               RIGHT4STAFF LIMITED




                                     BETWEEN


                               AHL EUROPE LIMITED
                                    AS SELLER

                                AHL SERVICES, INC
                                  AS GUARANTOR

                                       AND

                                 EPOCH 2 LIMITED
                                    AS BUYER






                             WEIL, GOTSHAL & MANGES

                         ONE SOUTH PLACE LONDON EC2M 2WG
                                  020 7903 1000
                                  WWW.WEIL.COM

                                TABLE OF CONTENTS


                                                                                                                    PAGE
1        INTERPRETATION.....................................................................................          3

2        SALE AND PURCHASE..................................................................................         10

3        CONSIDERATION......................................................................................         10

4        COMPLETION.........................................................................................         11

5        SELLER RECEIVABLE..................................................................................         13

6        WARRANTIES.........................................................................................         13

7        LIMITATIONS ON CLAIMS..............................................................................         14

8        NOTICE OF AND CONDUCT OF CLAIMS....................................................................         15

9        BUYER WARRANTIES...................................................................................         16

10       POST-COMPLETION RESTRICTIONS ON THE SELLER'S BUSINESS ACTIVITIES...................................         16

11       INDEMNITIES AND PROPERTY MATTERS...................................................................         18

12       ANNOUNCEMENTS......................................................................................         21

13       ASSIGNMENT.........................................................................................         21

14       RIGHTS OF THIRD PARTIES............................................................................         22

15       GUARANTEE..........................................................................................         22

16       VARIATION..........................................................................................         23

17       WAIVER.............................................................................................         23

18       WHOLE AGREEMENT AND BUYER'S REMEDIES...............................................................         23

19       EFFECT OF COMPLETION...............................................................................         24

20       COSTS..............................................................................................         24

21       COUNTERPARTS.......................................................................................         24

22       NOTICES............................................................................................         24

23       GOVERNING LAW......................................................................................         25

24       JURISDICTION.......................................................................................         25

SCHEDULE 1 INFORMATION ABOUT THE COMPANIES AND THE SUBSIDIARIES.............................................         26

Part A   The Companies......................................................................................         26

Part B   The Subsidiaries...................................................................................         28

SCHEDULE 2 ADDITIONAL LIMITATIONS ON THE SELLER'S LIABILITY.................................................         32

SCHEDULE 3 WARRANTIES.......................................................................................         34

                                TABLE OF CONTENTS

                                  (CONTINUED)

                                                                                                                    PAGE
SCHEDULE 4 TAX WARRANTIES...................................................................................         47

SCHEDULE 5 REAL PROPERTY....................................................................................         51

Part A The Properties.......................................................................................         51

Part B The Lettings.........................................................................................         64

SCHEDULE 6 MATERIAL CONTRACTS...............................................................................         65

SCHEDULE 7 EMPLOYMENT DISPUTES..............................................................................         65

THIS AGREEMENT is made on 19 March 2002 between the following parties:

(1) AHL EUROPE LIMITED, a company incorporated in England and Wales (registered number 3804405) whose registered office is at Unit 5, The Courtyard, Furlong Road, Bourne End, Buckinghamshire, SL8 5AU (the "SELLER");

(2) AHL SERVICES, INC, a Georgia corporation whose registered office is at 3353 Peach Tree Road, N.E. Suite 1120, Atlanta, Georgia 30326 (the "GUARANTOR"); and

(3) EPOCH 2 LIMITED, a company incorporated in England and Wales (registered number 4349174), whose registered office is at 20 Bedfordbury, London, WC2N 4BL (the "BUYER").

RECITALS

(A) Draefern Holdings Limited ("DHL") and Right4Staff Limited ("RIGHT4STAFF") (each a "COMPANY" and together the "COMPANIES") are private limited companies incorporated in England and Wales. Particulars of the Companies and their subsidiaries are set out in
         Schedule 1.

(B) The Seller is the legal owner of all the issued share capital of the Companies.

(C) The Seller has agreed to sell and the Buyer has agreed to buy, the Shares (as defined below) for the consideration and upon the terms and subject to the conditions set out in this Agreement.

(D) The Guarantor has agreed, in consideration of the Buyer entering into this Agreement, to guarantee the obligations of the Seller under this Agreement in accordance with the terms set out in Clause 15.

IT IS AGREED as follows:

1        INTERPRETATION

1.1 In this Agreement, the following expressions have the following meanings:

         "ACCOUNTS"                 means the audited accounts of the Companies
                                    and each Group Company for the twelve month period ended on the Accounts Date comprising in each case a balance sheet, a profit and loss account, notes and directors' and auditors' reports;

         "ACCOUNTS DATE"            means 31 December 2000;

         "AHL SERVICES GROUP
          REPORTING PACK            means the 12 month group reporting package
                                    for DHL, Right4Staff, TWSL, ERRC and the
                                    Subsidiaries, comprising an income statement and balance sheet drawn up under US GAAP and under the Guarantor's accounting policies for the purpose of consolidation into the Guarantor's group results;

         "AHL SERVICES GROUP
         REPORTING PACK DATE"       means 30 December 2001;

         "BOURNE END AGREEMENT"     means the agreed form agreement for
                                    assignment to be entered into between
                                    Right4Staff, the Guarantor and the Seller for the assignment to the Seller of a lease dated 19 March 2002 of Unit 5, The
                                    Courtyard, Meadowbank, Bourne End,
                                    Buckinghamshire;

         "BUSINESSES"               means the staffing and recruitment
                                    businesses carried on by each Group Company at Completion;

         "BUSINESS DAY"             means any day other than a Saturday or
                                    Sunday on which banks are normally open for general business in London and New York;

         "BUYER'S ACCOUNTANTS"      means KPMG;

         "BUYER'S GROUP"            means the Buyer, its holding company Epoch 1
                                    Limited and any subsidiary of the Buyer;

         "BUYER'S SOLICITORS"       means Macfarlanes, 10 Norwich Street,
                                    London EC4A 1BD;

         "CLAIM" means a claim by the Buyer for a breach of Warranty;

         "COMPANY" and "COMPANIES"  bear the meaning ascribed to them in
                                    Recital A;

         "COMPANIES ACT"            means the Companies Act 1985 (as amended by
                                    the Companies Act 1989);

         "COMPANY PERSONNEL"        means any persons engaged by the Company or
                                    any Group Company under a contract or terms of engagement whether temporary or permanent or other arrangements to do work for or on behalf of any other person, company or organisation whether the relationship between such person and the Company or any Group Company is not one of employment;

         "COMPETING BUSINESS"       means any business which is the same as or
                                    directly competitive with the Business;

         "COMPLETION"               means completion of the sale and purchase of
                                    the Shares in accordance with Clause 4 of this Agreement;

         "COMPLETION DATE"          means the date of Completion in accordance
                                    with Clause 4.1;

         "COMPUTER SYSTEM"          means the software used by the Companies in
                                    the Businesses in the year ending on the Completion Date;

         "CONFIDENTIAL INFORMATION" means all information not publicly known
                                    (other than by reason of a breach of any confidentiality undertaking in relation to the Businesses or any obligations under this Agreement) which is used in or relating to the business, customers and affairs of the Businesses including without limitation details of and information relating to (i) all formulas, designs, specifications, drawings, data, manuals and instructions;
                                    (ii) all customer lists and details; (iii) all commercial relationships and project negotiations; (iv) all marketing and sales materials and information; (v) all business plans and forecasts; (vi) all technical or other expertise; (vii) all computer software; (viii) all accounting and tax records; and (ix) all correspondence, orders and enquiries;

         "CONSIDERATION"            means the consideration payable for the
                                    Shares as set out in Clause 3;

         "DHL AGREEMENT"            means the share purchase agreement dated 26
                                    July 1999 relating to the ADI Group
                                    Limited's acquisition of Draefern Holdings
                                    Limited;

         "DATA ROOM"                means the data room at the Seller's
                                    Solicitors which prior to the signature of this Agreement contained information and documents relating to the Group and/or the Businesses;

         "DHL SHARES"               means the 50,000 ordinary shares of (pound)1
                                    each of DHL, comprising the whole of the allotted and issued share capital of DHL;

         "DISCLOSURE LETTER"        means the letter dated the date of this
                                    Agreement from the Seller to the Buyer for the purpose of making disclosures against the Warranties in accordance with Clause
                                    6.3;

         "ENCUMBRANCE"              means a mortgage, charge, pledge, lien,
                                    option, restriction, third party right or interest, other encumbrance or security interest of any kind;

         "ERRC SHARES"              means the 1,500 "A" ordinary shares of
                                    (pound)1 each and the 30 "B" ordinary shares of (pound)1 each of ERRC, comprising the whole of the allotted issued share capital of ERRC;

         "ESCROW ACCOUNT"           means an account in the joint names of the
                                    Seller's Solicitors and the Buyer's
                                    Solicitors at
                                    the Royal Bank of Scotland formed for the purposes of the Escrow Agreement;

         "ESCROW AGREEMENT"         means the escrow agreement between the Buyer
                                    and the Seller in the agreed form;

         "ESCROW AMOUNT"            means(pound)700,000;

         "EXCEL AGREEMENT"          means the share purchase agreement
                                    (incorporating a tax deed between
                                    the said parties) dated 30 June 1999
                                    relating to the acquisition of Excel
                                    Resourcing (Recruitment Consultants) Limited between Right Associates Employment Limited and Mark Nash and Gordon Hill;

         "FIRST UNION"              means First Union National Bank, North
                                    Carolina, United States of America;

         "FIRST UNION CREDIT
         AGREEMENT"                 means the second amended and restated credit
                                    agreement dated 15 October 1999 (as amended) entered into by First Union as administrative agent and security trustee, certain lenders from time to time party thereto and AHL Services, Inc. and certain of its subsidiaries;

         "GROUP"                    means the Companies and each Subsidiary;

         "GROUP COMPANIES"          means the Companies and the Subsidiaries
                                    each a "GROUP COMPANY";

         "HOLDING COMPANY" and
         "SUBSIDIARY"               mean holding company and subsidiary
                                    respectively as defined in sections 736 and 736A of the Companies Act;

         "INFORMATION MEMORANDUM"   means the UK staffing business information
                                    memorandum dated January 2002 prepared by the Seller relating to the Group and/or the Business;

         "INTELLECTUAL PROPERTY"    means all rights in inventions, patents,
                                    copyrights, database rights, design rights, trade marks and trade names, service marks, trade secrets, know-how and other intellectual property rights (whether registered or unregistered) and all applications for any of them, anywhere in the world;

         "INTELLECTUAL PROPERTY
         RIGHTS" means all Intellectual Property owned by any Group Company;

         "LICENCE"                  means a licence, permit, consent,
                                    certification, notification, registration or other authorisation, used by, granted to, or required by any Group Company in connection with the carrying on of its Business;

         "MANAGEMENT"               means Ernie Patterson, Kevin Franklin, Ian
                                    Thornley, Jonathan Hardy, Sean O'Brien and
                                    David Smith;

         "MANAGEMENT ACCOUNTS"      means the unaudited profit and loss account
                                    of the Businesses for the period starting on the AHL Services Group Reporting Pack Date and ending on the Management Accounts Date a copy of which is annexed to the Disclosure
                                    Letter;

         "MANAGEMENT ACCOUNTS DATE" means 28 February 2002;

         "MATERIAL CONTRACTS"       means contracts with those persons listed in
                                    Schedule 6;

         "PERSONAL PENSION SCHEMES" means the DHL Group Personal Pension Plan with Standard Life, the Right4Staff Group
                                    Personal Pension Plan with Friends Provident and the Jobspot Group Personal Pension Plan with Sun Life;

         "PROPERTY"                 means each of the leasehold properties
                                    listed in Schedule 5 and together the
                                    "PROPERTIES";

         "R4S DEBT"                 means the net amount of (pound)1,047,991
                                    payable to the Seller by Right4Staff at
                                    Completion.

         "RAEL AGREEMENT"           means the share purchase agreement dated 21
                                    August 1998 relating to ADI Group Limited's acquisition of Rights Associates Employment
                                    Limited;

         "RAEL TAX DEED"            means the tax deed dated 30 June 1999 and
                                    made between Mark Nash and Gordon Hill and Right Associates Employment Limited;

         "RELATED PARTY"            means any holding company and subsidiary of
                                    the Buyer and any subsidiary of such holding company or advisers of the same and any person who immediately following Completion will become interested (within the same meaning as in Section 208 of the Companies
                                    Act) in the Shares;

         "RIGHT4STAFF SHARES"       means the 20,200 ordinary shares of (pound)1
                                    each of Right4Staff comprising the whole of the allotted and issued share capital of Right4Staff;

         "SELLER'S ACCOUNTANTS"     means Arthur Andersen;

         "SELLER'S GROUP"           means the Seller, or a company which is, on
                                    or at any time after the date of this
                                    Agreement, a subsidiary or holding company of the Seller or a subsidiary of a holding company of the Seller;

         "SELLER RECEIVABLE"        means the R4S Debt and the TWSL Debt;

         "SELLER'S SOLICITORS"      means Weil, Gotshal & Manges of One South
                                    Place, London EC2M 2WG;

         "SHARES"                   means the DHL Shares and the Right4Staff
                                    Shares;

         "STAKEHOLDER PLANS"        means one or more stakeholder pension
                                    schemes as construed in accordance with
                                    section 1 of the Welfare Reform and Pensions
                                    Act 1999 which have been designated by a Group Company as the designated scheme in relation to the employees of the Group
                                    Company for the purposes of section 3(2) of the Welfare Reform and Pensions Act 1999.

         "SUBSIDIARY"               means a subsidiary of the Companies, as
                                    listed in Part B of Schedule 1, and
                                    "SUBSIDIARIES" means all such subsidiaries;

         "TAX" and "TAXATION"       have the meaning given in the Tax Deed;

         "TAX AUTHORITY" and
         "TAXATION AUTHORITY"       have the meaning given in the Tax Deed;

         "TAX DEED"                 means the deed relating to Tax in the agreed
                                    form to be entered into by the Seller and the Buyer;

         "TAX WARRANTIES"           means the statements set out in Schedule 4;

         "TAXES ACT 1988"           means the Income and Corporation Taxes Act
                                    1988;

         "TCGA 1992"                means the Taxation of Chargeable Gains Act
                                    1992;

         "TWSL AGREEMENT"           means the share purchase agreement
                                    (incorporating a tax deed) dated 1 October
                                    1999 relating to Rights Associates
                                    Employment Limited's acquisition of Total
                                    Work Services Limited;

         "TWSL DEBT"                means the amount of(pound)1,317,559 payable
                                    by Total Work Services Limited to the Seller at Completion;

         "TWSL SHARES"              means the 5,000 "A" ordinary shares of
                                    (pound)1 each and the 5,000 "B" ordinary shares of (pound)1 each of TWSL comprising the whole of the allotted and issued share capital of TWSL;

         "TWSL TAX DEED"            means the tax deed dated 1 October 1999 and
                                    relating to Rights Associates Employment
                                    Limited's acquisition of Total Work Services
                                    Limited;

         "UNDISCLOSED PROPERTIES"   means the Properties briefly known as:-

                                    (i)      Second Floor, Maid Marian Way,
                                             Nottingham; and

                                    (ii)     23 Northway, Scarborough

         "UK GAAP"                  means the generally accepted accounting
                                    principles currently adopted in the UK;

         "VAT" means value added tax as provided for in the VATA and any other tax of a similar nature;

         "VATA"                     means the Value Added Tax Act 1994; and

         "WARRANTY"                 means a statement set out in Schedule 3 or 4
                                    and "WARRANTIES" means all such statements.

1.2      In this Agreement:

         1.2.1 references to a "PERSON" include an individual, body corporate (wherever incorporated), unincorporated association, trust or partnership (whether or not having separate legal personality), government, state or agency of a state, or two or more of the foregoing;

         1.2.2 references to a document in the "AGREED FORM" are to that document in the form agreed to and initialled for the purposes of identification by or on behalf of the parties;

         1.2.3 references to a Clause or Schedule are to a Clause or Schedule of this Agreement, and references to this Agreement include the Schedules;

         1.2.4 the headings in this Agreement do not affect its construction or interpretation;

         1.2.5 references to a statute or a statutory provision are to include references to such statute or provision as amended or re-enacted whether before or after the date of this Agreement and include all subordinate legislation made under the relevant statute whether before or after the date of this Agreement save where that amendment or re-enactment would extend or increase the liability on any party under this Agreement;

         1.2.6 a reference to a document is a reference to that document as amended or modified from time to time in writing by the mutual consent of the parties;

         1.2.7 a person shall be deemed to be connected with another if that person is connected with another within the meaning of section 839 of the Taxes Act;

         1.2.8 references to writing shall be deemed to include any modes of reproducing words in a legible or non-transitory form;

         1.2.9 the singular includes the plural and vice versa and any gender includes any other gender.

2        SALE AND PURCHASE

2.1 The Seller shall sell with full title guarantee and free from any Encumbrance and the Buyer shall buy the Shares, with all rights attaching to the Shares as at or after the date of this Agreement.

2.2 The Seller waives and agrees to procure the waiver of any restrictions on transfer (including pre-emption rights) which may exist in relation to the Shares under the articles of association of the Companies or otherwise.

2.3 The Buyer shall not be obliged to complete the purchase of the Shares unless the sale of all the Shares is completed simultaneously.

3        CONSIDERATION

3.1 The total consideration for the purchase of the Shares shall be the sum of(pound)18,205,450 which shall be apportioned as follows:

         3.1.1 (pound) 13,455,450 in respect of the DHL Shares (subject to adjustment as provided in Clauses 3.3 and 3.4); and

         3.1.2 (pound) 4,750,000 in respect of the Right4Staff Shares (subject to adjustment as provided in Clauses 3.3 and 3.4),

         which shall be payable by the Buyer to the Seller at Completion in accordance with Clauses 4.1 and 4.5.

3.2 Within 2 Business Days of Completion, the Buyer shall obtain and deliver to the Seller bank statements for all Group Companies to show the updated aggregate cleared cash balance of each Group Company at close of business on the Completion Date, without adjustment for cheques drawn or deposited on or prior to the Completion Date which have not been honoured or cleared on or before the Completion Date.

3.3 To the extent that the bank statements produced in accordance with Clause 3.2 show a positive aggregate cash balance, the Consideration shall be increased by an amount equal to the amount of such balance and the Buyer shall immediately pay such amount to the Seller.

3.4 To the extent that the bank statements produced in accordance with Clause 3.2 show a negative aggregate cash balance, the Consideration shall be reduced by an amount equal to the amount of such balance and the Seller shall pay such amount to the Buyer on the Business Day following its receipt of the bank statements produced in accordance with Clause 3.2.

3.5 Any payment under Clause 3.2 and 3.3 shall be apportioned to the DHL Shares and the Right4Staff Shares in proportions to be agreed between the Buyer and the Seller or, failing such agreement within thirty days of such payment, in the proportions in which payment was made for such shares in accordance with Clause 3.1.

3.6 If a party fails to pay a sum due by it under this Clause 3 on the due date of payment in accordance with the provisions of this Agreement, the party shall pay interest on the sum from the due date until the date on which the party's obligation to pay the sum is discharged at a rate of 2 per cent. per annum (whether before or after judgment) above the Barclays Bank PLC base rate from time to time. Interest accrues pursuant to this Clause 3.6 and is payable from day to day and on the basis of a year of 365 days.

3.7 A payment made under this Clause 3 shall be made by telegraphic transfer in pounds sterling ((pound)) to an account notified by the party due to receive the payment to the other party not later than three Business Days before the date of the payment.

4        COMPLETION

4.1 Completion shall take place at the office of the Buyer's Solicitors on the date of this Agreement or such other date and place as the parties may agree in writing.

4.2 At Completion, the Seller shall sell the Shares to the Buyer and the Buyer will pay the Consideration to the Seller less the Escrow Amount which will be paid into the Escrow Account and held in accordance with the Escrow Agreement.

4.3 At Completion, the Seller shall deliver or procure the delivery to the Buyer or the Buyer's Solicitors of the following:

         4.3.1 duly executed transfer(s) of the Shares to the Buyer or the Buyer's nominee(s) and the relevant share certificate(s) (or an indemnity in the agreed form);

         4.3.2 the certificate of incorporation (including any certificate on change of name), of each Group Company, each register minute and other book required to be kept by such Group Company pursuant to the Companies Act, complete up to (but not including) Completion, and the common seal (if any) of each Group Company;

         4.3.3 share certificates for all issued shares in the capital of the Subsidiaries (or an indemnity in the agreed form);

         4.3.4 a copy of a release in the agreed form from First Union of the First Group Companies from all liabilities under the First Union Credit Agreement and of all or any charges over the Shares granted to First Union pursuant to the terms of the First Union Credit Agreement, such release being conditional only upon the receipt by First Union (with value as of the Completion Date) of funds sufficient to satisfy the indebtedness outstanding under the First Union Credit Agreement;

         4.3.5 evidence that, apart from the Seller Receivable, debts and accounts between, on the one hand, each of the Group Companies and, on the other, any other member of the Sellers' Group have either been fully paid and settled or waived and that there are no outstanding agreements or arrangements under which any of the Group Companies have or would have any obligation to any other member of the Seller's Group;

         4.3.6 resignation letters in the agreed form signed by each director and the secretary of each of the Group Companies (other than Ian Thornley) acknowledging that each has no claim against the relevant Group Company in respect of breach of contract, compensation for loss of office, redundancy or unfair dismissal or on any other grounds whatsoever;

         4.3.7 a copy of a letter of resignation in the agreed form from the auditors of each of the Group Companies containing a statement pursuant to section 394(1) of the Companies Act that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of any members or creditors;

         4.3.8 a legal opinion of King & Spalding in the agreed form in respect of the capacity of the Guarantor to enter into this Agreement, the Tax Deed and the Bourne End Agreement;

         4.3.9 a counterpart of the Tax Deed duly executed by the Seller and the Guarantor;

         4.3.10 a copy of an extract from the board minutes of a meeting of the Guarantor's board of directors authorising the execution by each person executing a document on the Guarantor's behalf, and the performance by the Guarantor of this Agreement;

         4.3.11 the Bourne End Agreement duly executed by the Seller, the Guarantor and Right4Staff;

         4.3.12 insofar as they are not in the possession of or being held to the order of a Group Company or have otherwise been disclosed in the Disclosure Letter as being missing or otherwise unavailable, the documents of title to the Properties; and

         4.3.13   the Escrow Agreement duly executed by the Seller.

4.4 At Completion, the Seller shall procure that the directors of the Group Companies shall hold a board meeting at which:

         4.4.1 the transfer of the Shares (subject to stamping) to the Buyer or its nominee(s) be approved for registration in the relevant Company books;

         4.4.2 such persons as the Buyer nominates be appointed as directors, secretary and auditors of the Group Companies with effect from the Completion Date;

         4.4.3    the resignations of the directors and secretary referred to in
                  4.3.6 be tendered and accepted so as to take effect at the end of the meeting; and

         4.4.4 the registered offices and accounting reference dates of each of the Group Companies be changed as directed by the Buyer.

4.5      At Completion, the Buyer shall:

         4.5.1 pay the Consideration for the Shares (less the Escrow Amount) by way of telegraphic transfer of funds to such account(s) as the Seller shall have specified in writing to the Buyer;

         4.5.2    pay the Escrow Amount to the Seller's Solicitors;

         4.5.3 deliver or procure the delivery to the Seller of a copy of a resolution of the Buyer's board of directors, in either case certified by a director or the secretary of the Buyer, authorising the execution by each person executing a document on the Buyer's behalf, and the performance by the Buyer of this Agreement, and all documents ancillary to it and in agreed form;

         4.5.4 deliver or procure the delivery to the Seller of a counterpart of the Tax Deed duly executed by the Buyer; and

         4.5.5 deliver or procure the delivery to the Seller of a counterpart of the Escrow Agreement duly executed by the Buyer.

4.6 Neither the Seller nor the Buyer shall be obliged to complete this Agreement until each of them has complied in all material respects with the requirements of this Clause 4.

4.7 If the requirements of this Clause 4 are not complied with on the Completion Date, the Seller may, without prejudice to any other rights or remedies which it may have:

         4.7.1 defer Completion to a date not more than 20 Business Days after that date, (in which case this Clause shall apply to Completion as so deferred); or

         4.7.2    terminate this Agreement without any liability to the Buyer.

5        SELLER RECEIVABLE

         Immediately after Completion (and in any event on the Completion Date) the Buyer shall procure the payment in full by R4S and TWSL of the Seller Receivable by way of telegraphic transfer to the account of the Seller specified for the purposes of Clause 4.5.1.

6        WARRANTIES

6.1 The Seller warrants to the Buyer, in the terms of the Warranties, that each Warranty is true and accurate at the date of this Agreement.

6.2 The Buyer acknowledges that it has not been induced to enter into this Agreement by any representation or warranty other than the Warranties.

6.3 The Warranties (save for those set out in paragraphs 2, 3 and 4 of Schedule 3) are qualified by matters fairly disclosed in the Disclosure Letter.

6.4 Where a Warranty is qualified by the expression "to the best of the knowledge, information and belief of the Seller" or "so far as the Seller is aware", or any similar expression that reference shall mean the actual knowledge of the Seller having made reasonable enquiries of the Management (but without having made any further enquiry of any other person). For the avoidance of doubt, for the purposes of this Clause, (i) for any Warranty relating solely to DHL, its subsidiaries and business "MANAGEMENT" shall be deemed to be Ernie Patterson, Kevin Franklin, Jonathan Hardy and Sean O'Brien only and for any Warranty relating solely to Right4Staff, its subsidiaries and business

                  "MANAGEMENT" shall be deemed to be Ernie Patterson, Kevin Franklin, Ian Thornley and David Smith only; and (ii) actual knowledge shall include all matters notified by the Seller's Accountants to the Seller.

6.5 Each of the Warranties shall be construed as a separate and independent warranty and (except where this Agreement provides otherwise) shall not be limited or restricted in its scope by reference to or inference from any other term of another Warranty or this Agreement.

6.6 The Seller undertakes (in the event that a Claim is made against it) not to make a claim against any Group Company or any employee, officer or director of any Group Company (including any such employee, officer or director as at the date of this Agreement who subsequently ceases to be so employed or to so act) on whom the Seller may have relied in negotiating this Agreement or in preparing the Disclosure Letter save in the case of fraud by such Group Company or person.

7        LIMITATIONS ON CLAIMS

7.1 Notwithstanding anything in this Agreement to the contrary, the provisions of this Clause 7 and Schedule 2 shall operate to limit the liability of the Seller in respect of any Claim by the Buyer or any claim by the Buyer for breach of the provisions of this Agreement or the Tax Deed.

7.2 The aggregate liability of the Seller for all Claims or any claim by the Buyer for breach of the provisions of this Agreement or the Tax Deed shall not exceed the Consideration.

7.3 Save in the event of fraud or wilful non-disclosure on the part of the Seller or any of its officers, directors or employees, the Seller shall not be liable:

         7.3.1 for any Claim unless the aggregate amount of such claim and any other Claims shall exceed (pound)300,000 (the "THRESHOLD") in which event the liability of the Seller (subject to the other provisions of this Clause 7 and Schedule 2 and for the avoidance of doubt any amounts paid to the Buyer pursuant to the Tax Deed shall be disregarded for the purpose of determining whether any Claims exceed the Threshold) shall be limited to the amount by which the liability exceeds (pound)150,000;

         7.3.2 for any Claim unless the amount of any individual Claim exceeds (pound)20,000. For the avoidance of doubt, amounts for which the Seller has no liability as a consequence of the operation of this Clause, shall not be capable of constituting a Claim or increasing the amount of such claim for the purpose of this Clause;

         7.3.3 for any Claim unless the Buyer notifies the Seller in writing in reasonable detail of the Claim (specifying in writing and insofar as the Buyer's awareness at the time of writing allows it to do so, all material details of the alleged breach or other event to which such Claim shall relate and the Buyer's bona fide estimate of the amount thereof) as soon as reasonably practicable after a Claim has arisen and in any event not later than:

                  (A) seven years from Completion Date in the case of a Claim for breach of any of the Tax Warranties or under the Tax Deed; and

                  (B)      18 months from Completion in respect of any other
                           Claim;

         7.3.4    for any Claim which is:

                  (A) not satisfied, settled or withdrawn within six months of the date of notification of such Claim under Clause 7.3.3;

                  (B)      contingent,

                  unless proceedings in respect of it have been commenced by being both issued and served on the Seller.

7.4 The limitations set out and referred to in Clauses 7.2 and 7.3 do not apply to a breach of Warranty resulting from fraud or wilful non-disclosure or to a breach of any of those Warranties contained in paragraphs 2-4 (inclusive) of Schedule 3.

8        NOTICE OF AND CONDUCT OF CLAIMS

8.1 If the Buyer and/or a Group Company are at any time entitled (whether by reason of a right to take legal action, an insurance or payment discount or otherwise) to recover from some other person any sum in respect of any matter giving rise to a Claim (whether before or after the Seller has made a payment hereunder) (a "THIRD PARTY CLAIM"), the Buyer shall (subject to the Buyer or, as appropriate, the relevant Group Company being fully indemnified to its reasonable satisfaction by the Seller against all out-of-pocket costs and expenses reasonably incurred by the Buyer or the relevant Group Company and provided that the Buyer shall not be required to take any action where, in the Buyer's reasonable opinion, to do so would prejudice the commercial interests of the Businesses):

         8.1.1 as soon reasonably practicable, notify the Seller in writing stating in reasonable detail the nature of the matter on a without prejudice basis, if practicable, the amount claimed, and the relevant Warranty or Warranties which the Buyer alleges have been or may have been breached and the Buyer shall provide such information as the Seller may reasonably require relating to such right of recovery and the steps taken or to be taken by the Buyer or the relevant Group Company in connection with it;

         8.1.2 if so required by the Seller take, or procure that the Group Company takes, all reasonable steps (whether by way of a claim against its insurers or otherwise including but without limitation legal proceedings) as the Seller may reasonably require to enforce such recovery;

         8.1.3 not admit liability in respect of the Third Party Claim, nor compromise, nor settle any proceedings in defence of a Third Party Claim, without the written consent of the Seller (such consent not to be unreasonably withheld or delayed);

         8.1.4 keep the Seller reasonably informed of the progress of any action taken;

         8.1.5 make available to accountants and other professional advisers appointed by the Seller such reasonable access to the personnel of the Companies and to any relevant records and information as the Seller reasonably requests in connection with such Claim or Third Party Claim save where to do so would breach or endanger the Buyer's or any Group Company's legal privilege in any accounts, documents or records; and

         8.1.6 use all reasonable endeavours to procure that the current auditors of the Companies make available their audit working papers in respect of audits of the Companies accounts for any relevant accounting period in connection with such Third Party Claim;

         provided that (to the extent that recovery has not previously been received from the Seller) any claim against the Seller shall be limited (in addition to the limitations on the liability of the Seller referred to in this Clause 9 and Schedule 2) to the amount by which the loss or damage suffered by the Buyer as a result of the matter giving rise to the Third Party Claim shall exceed the amount so recovered.

8.2 References in Clause 8.1 to a Claim shall be deemed to include a claim made under the indemnity in Clause 11.2.

8.3 Clause 7 of the Tax Deed shall apply in respect of the Tax Warranties as they apply to the Tax Deed.

9        BUYER WARRANTIES

9.1      The Buyer warrants to the Seller that:

         9.1.1 the Buyer is duly incorporated and validly existing under the laws of England;

         9.1.2 the Buyer has power to enter into this Agreement and to perform the obligations expressed to be assumed by it (which shall constitute lawful, valid and binding obligations of the Buyer) and has taken all necessary corporate action to authorise the execution, delivery and performance of this Agreement;

         9.1.3    this Agreement has been duly executed by the Buyer;

         9.1.4 the execution, delivery and performance of the terms of this Agreement by the Buyer will not violate any provision of:

                  (A) any law or regulation or any order or decree of any authority, agency or court binding on the Buyer;

                  (B) the Memorandum or Articles of Association of the Buyer;

                  (C) any loan stock, bond, debenture or other deed, mortgage, contract or other undertaking or instrument to which the Buyer is a party;

         9.1.5 in acquiring the Shares the Buyer is acting as principal and not as agent or broker for any other person; and

         9.1.6 the Buyer is not aware that it has any Claim for which, taking into account limitations in Clause 7 and Schedule 2, the Seller could have a liability to pay, and for the purposes of this Clause 9.1.6 the Buyer's knowledge or awareness shall mean the actual knowledge or awareness of Rachel Murphy, Dominic Slade or Martin Bolland.

10       POST-COMPLETION RESTRICTIONS ON THE SELLER'S BUSINESS ACTIVITIES

10.1 The Seller covenants with the Buyer and each Group Company that it shall not, and shall procure that each member of the Seller's Group shall not, either alone or in conjunction with or on behalf of any other person, do any of the following activities without the written consent of the Buyer:

         10.1.1 during the period of 2 years after the Completion Date carry on or be engaged by or be interested in any Competing Business in the United Kingdom;

         10.1.2 at any time after the Completion Date use for any purposes any company name, trade or business name or distinctive mark, style or logo used by the Company or a Group Company at any time during the 2 years up to and including Completion or anything intended or likely to be confused by it; or

         10.1.3 during the period of 12 months after the Completion Date solicit, entice away from or attempt to solicit or entice away from or discourage from being employed by the Group any person employed by the Group at any time before the Completion Date in a senior managerial capacity (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of such company).

         10.1.4 during the period of 12 months after the Completion Date solicit business within the United Kingdom from any customer of any Group Company in competition with the Businesses;

         10.1.5 during the period of 12 months after the Completion Date interfere adversely with or seek to interfere adversely with, within the United Kingdom, contractual or other trade relations between any Group Company and any of their respective customers who were customers of a Group Company at any time during the 12 months up to and including Completion;

         10.1.6 during the period of 12 months after the Completion Date interfere adversely with or seek to interfere adversely with within the United Kingdom contractual or other trade relations between any Group Company and any of its or their respective suppliers who were suppliers of a Group Company at any time during the 12 months up to and including Completion;

         10.1.7 for the period of 2 years following the Completion Date, save as required by applicable law or regulation, it will:

                  (A)      not communicate or divulge to any person; and/or

                  (B)      not make use or permit the use of; and/or

                  (C) use its best endeavours to prevent the publication disclosure or unauthorised use of,

                  any Confidential Information concerning the business, finances or affairs of any Group Company or of any of their respective customers or suppliers;

         10.1.8 at any time after the Completion Date use or apply to register on any public register any trade or business name used by any Group Company during the period of two years preceding the Completion Date (including in particular the names Right4Staff and Draefern (whether alone or in connection with other names)) or any name similar to those names or likely to be confused with them.

10.2 Nothing in Clause 10.1 shall prevent the Seller from acquiring or holding an interest in another business, part of which is in competition with any Group Company provided that such part represents no more than 15 per cent. in aggregate of any class of securities listed or traded on a recognised investment exchange.

10.3 The Seller shall not (and shall procure that all members of the Seller's Group shall not) use or disclose any Confidential Information, other than as required by law or a regulatory body to which it is subject, or disclosed to its employees, officers or advisers where such use or disclosure is required for the proper performance of such person's duties and such person agrees to keep such information confidential.

10.4 Each of the restrictions in this Clause are considered by the parties to be reasonable for the legitimate protection of the business and goodwill of the Companies and each Group Company but each of them is separate and severable and if a restriction in this Clause is held to be illegal, invalid or unenforceable, in whole or in part, that restriction shall be ineffective to the extent of such illegality, invalidity or unenforceability without rendering illegal, invalid or unenforceable the remaining restrictions which will continue to bind the Seller.

11       INDEMNITIES AND PROPERTY MATTERS

11.1 The Seller undertakes to hold the Buyer and the Group Companies indemnified and to keep them indemnified from and against all actions, claims, proceedings, losses, damages, payments, costs, expenses or liabilities incurred by any of them in relation to or arising in relation to any guarantees or indemnities given by any Group Company in relation to the liabilities or obligations of the Seller or any member of the Seller's Group.

11.2 The Seller shall indemnify the Buyer on its own behalf and as agent for any of the Group from and against all and any Employment Liabilities. The Seller's liability under this Clause 11.2 shall not exceed (pound)100,000. "EMPLOYMENT LIABILITIES", for the purposes of this Clause 11.2 means any costs, claims, liabilities or expenses (including legal fees) which the Buyer or any of the Group may suffer or incur from time to time in relation to any amounts agreed or determined to be paid to any Employee or any of the Company Personnel insofar as they relate to the disputes set out in Schedule 7 whether in contract or in tort or by way of remedy for redundancy or dismissal or sex or race discrimination or other breach of statute (including, without limitation, compensation pursuant to any provision of Part X and/or
         Part XI of the Employment Rights Act 1996 and/or pursuant to any provision of Chapter II of Part IV of the Trade Union and Labour Relations (Consolidation) Act 1992) where either;

         11.2.1 such Employee's employment or such member of the Company Personnel's engagement has been terminated by the Seller or by any of the Group prior to Completion; or

         11.2.2 such Employee or such member of the Company Personnel has received notice of termination from the Seller or any of the Group prior to Completion; or

         11.2.3 such Employee or such member of the Company Personnel has instigated proceedings against the Seller either at the Employment Tribunal or the County Court or otherwise prior to Completion.

11.3 The Seller undertakes to hold the Buyer and the Group Companies indemnified and to keep them indemnified from and against all actions, claims, proceedings, losses, damages, payments, costs, expenses or liabilities incurred by any of them in relation to or arising in relation to (i) any claims made by ADI (UK) Limited in respect of an invoice dated on or around 28 February 2001 from ADI (UK) Limited to Right4Staff for an amount of approximately(pound)448,913 and (ii) any VAT payable by any Group Company on the transfers to the Seller by Draefern Limited and Draefern Holdings Limited of the freeholds of Units A and B and the car park at Dunston Court, Chesterfield prior to Completion. The Buyer undertakes to procure that, as soon as reasonably practicable after Completion, Draefern Limited and Draefern Holdings Limited issue the Seller with VAT invoices for such transfers.

11.4 The Seller shall not be liable for any claim under clause 11.2 or 11.3 unless notice of such claim is given before the third or seventh anniversaries, respectively, of this Agreement.

11.5     CONSTRUCTION WARRANTIES

         In this Clause 11.5 the following definitions shall apply:

         "CONSTRUCTION WARRANTY" means any warranty relating to the construction or design of the Premises including, without limitation, warranties issued to DHL and its subsidiary Draefern Limited or which DHL or Draefern Limited is entitled to demand from the contractors, sub-contractors, professional team and manufacturers; and "CONSTRUCTION WARRANTIES" shall be construed accordingly; and

         "PREMISES" means Unit A, Unit B and land at Dunston Court, Dunston Road, Chesterfield registered at HM Land Registry under title numbers DY298788, DY308654 and DY310374.

         (A) At the request of the Seller or the Guarantor, the Buyer shall procure that DHL and Draefern Limited shall:

                  (I) where the Construction Warranties have been entered into, assign (to the extent that it is able) to the Seller or, at the request of the Seller and/or the Guarantor, a purchaser of the freehold of the Premises, the Construction Warranties and all claims and causes of action to which DHL or Draefern Limited (as the case may be) may have against the warrantor under a Construction Warranty.

                  (II) where the Construction Warranties have not been issued and DHL or Draefern Limited is entitled to demand a Construction Warranty whether under the terms of a building contract, terms of engagement or other contract, take all steps reasonably requested by the Seller or Guarantor thereunder to procure that a Construction Warranty is issued in favour of the person nominated by the Seller and/or the Guarantor.

         (B) The Seller shall indemnify the Buyer against all proper costs of DHL and Draefern Limited in relation to the observation of the provisions of this Clause 11.5 and the assignment or the procurement of the Construction

                  Warranties and any liability on the part of any Group Company pursuant to any building contract, terms of engagement or other contract in relation to the construction or design of the Premises.

11.6     NETCOM LIMITED LEASE

         11.6.1 The Buyer shall use all reasonable endeavours to agree with Netcom Limited a lease of part of the ground floor of Unit B Dunston Court, Dunston Road, Chesterfield substantially in the form of the draft supplied to the Buyer's solicitors prior to signature of this Agreement but incorporating a provision excluding sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954.

         11.6.2 The Buyer shall procure that Draefern Limited agrees to grant a lease in the form contemplated by Clause 11.6.1 upon the grant of a valid court order excluding sections 24 to 28 (inclusive) of the Landlord and Tenant Act 1954.

         11.6.3 It is accepted that the current occupation by Netcom Limited will not be a breach of the alienation provisions of the lease of Unit B Dunston Court to Draefern Limited dated 11 March 2002.

11.7     SOLENT BUSINESS PARK

         11.7.1 Following Completion the Buyer and the Seller shall use all reasonable endeavours to procure the completion of the Lease (which for the purpose of this clause 11.7 shall be the "Lease") pursuant to the agreement dated 8 June 2000 (as varied by a supplemental agreement dated 6 November 2001) between Montpellier Group plc (formerly YJL plc) (1), Right4staff Limited (formerly Right Associates Employment Limited) (2) and ADI Group Limited (3) (which for the purpose of this Clause 11.7 shall be the "Agreement for Lease") in accordance with the terms of the Agreement for Lease and the Buyer shall not agree or allow to be agreed any amendments to the form of the lease attached to the Agreement for Lease without the consent of the Seller, such consent not to be unreasonably withheld or delayed.

         11.7.2 If the Lease shall not have been completed by 20 June 2002 the Buyer and Seller shall seek the written opinion of Paul Morgan QC or, if he is unavailable, Kim Lewison QC (at the joint cost of the Buyer and the Seller) upon the enforceability of the Agreement for Lease or the right to determine the Agreement for Lease. If the opinion shall state unequivocally that the Agreement for Lease is unenforceable against the tenant and guarantor or is capable of being terminated on notice by the tenant the Buyer shall procure that notice is given to the landlord pursuant to the Agreement for Lease to either determine the Agreement for Lease or, as appropriate, confirm that it is unenforceable.

         11.7.3 If the opinion obtained pursuant to clause 11.7.2 is equivocal the Buyer shall use all reasonable endeavours to persuade both the landlord and any superior landlord to accept the Buyer as a replacement guarantor of the Lease and (regardless of whether the Buyer is accepted as a replacement guarantor) the Buyer and the Seller shall continue to use all reasonable endeavours to procure the completion of the Lease.

         11.7.4   If the Lease shall be completed pursuant to either clause
                  11.7.1 or 11.7.3 the Buyer shall procure that the tenant gives notice to determine the Lease at the earliest possible opportunity in accordance with the provisions of the Lease and shall copy any notice to determine the Lease to the Seller.

         11.7.5 If the Lease shall be completed pursuant to clause 11.7.3 the Buyer and the Seller shall (at the Seller's written request) use all reasonable endeavours to persuade both the landlord and any superior landlord to accept in substitution for the guarantee given by AHL Europe Limited in the Lease a bank guarantee to be provided by the tenant under the Lease with the cost of any such guarantee (including any costs while it is subsisting) being met by both the Seller and the Buyer in equal shares.

         11.7.6 The Buyer shall indemnify the Seller and keep the Seller indemnified from and against all actions, claims, proceedings, losses, damages, payments, costs, expenses or liabilities incurred by AHL Europe Limited in relation to any guarantee given by AHL Europe Limited for the liabilities or obligations of the tenant pursuant to the Agreement for Lease and the Lease.

12       ANNOUNCEMENTS

12.1 Subject to Clause 12.2 and 12.3, no announcement or public statement concerning the existence, subject matter or any term of this Agreement shall be made by or on behalf of any party without the prior written approval of the other such approval not to be unreasonably withheld or delayed.

12.2 This Clause shall not apply to any announcement or public statement by any party required by law, or the rules of any regulatory or governmental body to which such party is subject, including the rules of any stock exchange on which any securities of the relevant party are listed, in which case the party concerned shall make all reasonable attempts to agree the contents of such announcement or statement with the other party before it is made.

12.3 An announcement previously approved in accordance with Clause 11.1 may be repeated by one of the parties without obtaining further prior written approval provided that such announcement is still true and accurate at the time of repetition and Alchemy Partners (Guernsey) Limited may report the terms of this Agreement to participants in the Alchemy Investment Plan.

13       ASSIGNMENT

13.1 Neither party shall be entitled to assign or transfer all or any of its rights, benefits or obligations under this Agreement without the prior written consent of the other party except that:

         13.1.1 the Buyer may assign or transfer any of its rights under this Agreement (including, without limitation, its rights under Clause 6) and the Tax Deed to another member of the Buyer's Group provided that the Buyer agrees to procure that such assignee re-assigns or transfers such rights or obligations back to the Buyer before ceasing to be a member of the Buyer's Group; and

         13.1.2 the Buyer may grant security over or assign by way of security all or any of its rights under this Agreement, to a person providing finance for the acquisition of the Shares or any refinancing of the existing debt of the Group or to any person who provides finance on or in connection with any subsequent refinancing of such funding or to any person from time to time appointed by any financier to act as security trustee on behalf of such financier and any such person or financier may assign such rights on any enforcement of the security under such finance arrangements, provided that nothing in this Clause 13 shall either, relieve the assigning party of any obligation hereunder unless the other party to this Agreement specifically consents in writing to the assigning party being so relieved or, increase the liability of the non-assigning party.

14       RIGHTS OF THIRD PARTIES

14.1 Save as expressly provided for in the provisions of this Clause 14, Clause 10 (Post-Completion Restrictions) and Clause 13 (Assignment), a person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 or otherwise to enforce any term of this Agreement but this does not affect any right or remedy of a third party which exists or is available apart from pursuant to such Act.

14.2 The Companies and the Subsidiaries and any director, officer or employee of the Companies or any Subsidiary may enforce the terms of Clause 6.6 in accordance with the Contracts (Rights of Third Parties) Act 1999, provided always that, as a condition thereto, any such third party shall:

         14.2.1   obtain the prior written consent of the Buyer; and

         14.2.2   not be entitled to assign its rights under this Clause 13.

15       GUARANTEE

15.1 In consideration of the Buyer entering into this Agreement, the Guarantor, as primary obligor and not merely as surety, unconditionally and irrevocably guarantees to the Buyer the proper and punctual performance of the Seller's obligations under this Agreement including the due and punctual payment of any sum which the Seller is liable to pay (the "GUARANTEED OBLIGATIONS") without condition, set off or counterclaim and irrevocably and unconditionally undertakes with the Buyer that, if the Seller shall fail in any respect to fulfil any of its said obligations or shall be in breach of any of the Warranties or of any of the covenants given to the Buyer under this Agreement, the Guarantor will, subject to the limitation of Clause 15.5, indemnify the Buyer against all losses, damages, costs, charges and expenses which may be suffered or reasonably incurred by the Buyer by reason of such failure or breach to the intent that, if the Seller shall so fail, the Buyer shall be at liberty to act and the Guarantor shall be liable as if the Guarantor were the Party principally bound by such obligations.

15.2 The Guarantor's liability in respect of the Guaranteed Obligations shall not be affected by any act or omission or other circumstances which but for this Clause might operate to impair, release or discharge such obligations, including:

         15.2.1 an extension of time for performance by the Seller of its obligations under this Agreement or other amendment, waiver or release;

         15.2.2 a defect in the Guaranteed Obligations such as to make them void, voidable or unenforceable against the Seller;

         15.2.3 the change in constitution or control of, or the liquidation, administration, receivership or winding-up of the Seller or analogous proceedings; and

         15.2.4 any legal limitation, disability, incapacity or other circumstance relating to the Seller or any other person or any amendment to or variation of the terms of this Agreement or the Tax Deed save where such variation refers specifically to the obligations of the Guarantor.

15.3 This guarantee and indemnity is a continuing guarantee and shall remain in force until all of the Guaranteed Obligations have been satisfied in full and, until the Guaranteed Obligations have been so satisfied, the Guarantor shall have no rights of subrogation or indemnity and shall not claim in competition with the Buyer against the Seller.

15.4 The guarantee and indemnity contained in Clause 15.1 may be enforced by the Buyer without first having to take any steps or proceedings against the Seller.

15.5 Notwithstanding any other provision of this Clause 15, the Guarantor's liability under this Clause 15 for any Guaranteed Obligation shall not exceed the liability of the Seller for its breach of that Guaranteed Obligation.

16       VARIATION

         Any variation of this Agreement must be in writing and signed by each party or, in the case of a body corporate, a duly authorised officer or representative of such party.

17       WAIVER

         A delay in exercising, or failure to exercise, any right or remedy under this Agreement does not constitute a waiver of such right or remedy or other rights or remedies nor shall either operate so as to bar the exercise or enforcement thereof.

18       WHOLE AGREEMENT AND BUYER'S REMEDIES

18.1 This Agreement (together with any documents referred to herein including the instructions given pursuant to Clause 4.5.1 hereof) constitutes the whole agreement between the parties hereto.

18.2 The Buyer (for itself and as agent and trustee for an on behalf of each Related Party and their respective directors, officers, employees, agents and advisers) irrevocably and unconditionally waives any right it may have to claim damages and/or to rescind this Agreement in respect of any false or misleading statement (other than a statement made fraudulently) made to it or a Related Party or any of their respective directors, officers, employees, agents and advisers and upon which it relied in entering into this Agreement but which is not expressly set out in this Agreement.

18.3 The Buyer (for itself and as agent and trustee for and on behalf of each Related Party and their respective directors, officers, employees, agents and advisers) agrees that no representation, warranty, covenant or undertaking is or was given in or in relation to the Information Memorandum or any information, expression of opinion or future intention, forecast, speculation, assessment, projection, illustration, estimate, budget or advice contained or referred to in the Information Memorandum or in the Data Room.

18.4 No breach of this Agreement shall in any event give rise to a right on the part of the Buyer to rescind or terminate this Agreement. The sole remedy of the Buyer in respect of any breach of this Agreement shall be limited to damages or, in relation to a breach of Clause 10, damages or an injunction and shall be subject to the limitations contained in this Agreement.

18.5 The Buyer acknowledges and agrees that the express terms of this Agreement are in lieu of all warranties, conditions, terms, undertakings and obligations implied by statute, common law or otherwise, all of which are hereby excluded to the fullest extent permitted by law.

19       EFFECT OF COMPLETION

         Except to the extent that they have been performed and except where the Agreement provides otherwise, the warranties and obligations contained in this Agreement remain in force after Completion.

20       COSTS

         Save as otherwise expressly stated in this Agreement, each party shall pay its own costs in connection with the negotiation, preparation and implementation of this Agreement and all agreements ancillary to it.

21       COUNTERPARTS

         This Agreement may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Agreement, but all the counterparts shall together constitute one and the same agreement. No counterpart shall be effective until each party has executed and delivered at least one counterpart.

22       NOTICES

22.1 A notice or other communication given under this Agreement shall be in writing and shall be served by delivering it to the party due to receive it at the address set out in this Clause 22 and shall be deemed to have been delivered in accordance with this Clause 22.

22.2 The parties' addresses and fax numbers for the purposes of this Agreement are:

         Epoch 2 Limited
         20 Bedfordbury
         London
         WC2N  4BL
         For the attention of: Rachel Murphy
         Fax number:  +44 20 7240 9594

         AHL Services, Inc.
         1000 Wilson Boulevard
         Suite 910
         Arlington
         Virginia 22209
         USA
         For the attention of: Brian Burke
         Fax number: 001 703 528 1992

         AHL Europe Limited
         To its registered office with a copy to AHL Services, Inc., as above.

         or such other address or fax number as the relevant party notifies to the other parties, which change of address shall only take effect if delivered and received in accordance with this Clause.

22.3     A notice so addressed shall be deemed to have been received:

         22.3.1   if personally delivered, at the time of delivery;

         22.3.2 if sent by pre-paid first class post, recorded delivery or registered post, two Business Days after the date of posting to the relevant address;

         22.3.3 if sent by registered air-mail, five Business Days after the date of posting to the relevant address; and

         22.3.4 if sent by fax, on successful completion of its transmission as per a transmission report from the machine from which the fax was sent, save that if such notice of communication is received after the end of normal working hours (and "NORMAL WORKING HOURS" shall be deemed to be 8.30 am to 5.30 pm on any Business Day in the country of the recipient), such notice or communication shall be deemed to have been received on the next Business Day.

22.4 For the avoidance of doubt, notice given under this Agreement shall not be validly served if sent by electronic mail.

23       GOVERNING LAW

         This Agreement is governed by, and shall be construed in accordance with, English law.

24       JURISDICTION

         The party irrevocably agrees that the courts of England have exclusive jurisdiction to decide and to settle any dispute or claim arising out of or in connection with this Agreement.

IN WITNESS WHEREOF THIS AGREEMENT WAS EXECUTED BY THE PARTIES HERETO ON THE DATE SET OUT ON PAGE 1.

EXECUTED by the parties:



Signed by a duly authorised representative                             )
for and on behalf of                                                   )
AHL EUROPE LIMITED                                                     )

ERNIE PATTERSON



Signed by a duly authorised representative                             )
for and on behalf of                                                   )
AHL SERVICES, INC:                                                     )

BRIAN BURKE



Signed by a duly authorised representative                             )
for and on behalf of                                                   )
EPOCH 2 LIMITED:                                                       )

IAN THORNLEY